3:

To: File

From: Heather Rodriguez

Date: November 11, 2005

Subject: Item 77(i): Form N-SAR for Fidelity Commonwealth Trust

Pursuant to a Board approved vote on April 21, 2005, Fidelity Commonwealth Trust was authorized to file Fidelity Strategic Real Return Fund along with Advisor ATBC and Institutional Classes.

Fidelity Strategic Real Return Fund, along with Advisor Classes, commenced operations on September 7, 2005.